EXHIBIT NUMBER 11

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                 For the Years Ended December 31, 2003 and 2002

                                                       2003            2002

Net (Loss)                                          $(1,046,259)   $ (40,341)
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Basic and Diluted (Loss):
  Weighted average number of common
   shares outstanding                               5,325,563      5,325,563

  Basic and Diluted (loss) per common share         $    (.196)    $    (.008)
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